PRESS RELEASE
July 19, 2006
(10:00 am for Immediate Release)

Chemung Financial Reports 2nd Quarter/First Half Earnings

Chemung Financial Corporation, the parent holding company of Chemung Canal Trust Company and CFS Group, Inc., has reported second quarter unaudited net income of $1.797 million vs. $1.749 million net income for the second quarter of 2005, an increase of 2.7%. Earnings per share for the quarter were $0.49 as compared with $0.47 a year ago, an increase of 4.3% on approximately 48,000 fewer average shares outstanding.

Net income for the first half of 2006 totaled $3.393 million vs. $3.328 million for the first half of 2005, an increase of 2.0%. Earnings per share increased 3.3% from $0.90 to $0.93 per share on approximately 50,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Jan P. Updegraff, Vice Chairman & Chief Executive Officer, stated:

"The improvement in both our second quarter and first half net income compared to the corresponding periods in 2005 resulted primarily from increases in non-interest income, as well as a reduction in the provision for loan losses. These positive results were offset to some extent by lower net interest income and an increase in operating expenses.

Net interest income for the second quarter of 2006 was $105 thousand or 1.7% lower than the corresponding period in 2005, with our net interest margin decreasing 12 basis points to 3.66%. While our average earning assets increased $9.4 million and the average yield was up 48 basis points, this was offset by a 63 basis point increase in average funding costs. The increase in average earning assets reflects the growth we have been experiencing in all segments of our loan portfolio, with average loans for the second quarter of 2006 $46.6 million higher than the second quarter 2005 average. The increase in average earning assets from the higher loan volume was somewhat offset by lower average securities and federal funds sold.

A $325 thousand decrease in the second quarter provision for loan losses as compared to the second quarter of 2005 reflects a continuing reduction in non-performing loans, and management's belief that the current allowance for loan losses is adequate to absorb the risk of potential losses inherent in the loan portfolio.

Non-interest income for the second quarter of 2006 increased $470 thousand or 14.5% as compared to the second quarter of 2005, due in large part to increases in service charges, revenue from the Corporation's equity investment in Cephas Capital Partners, LP, (Cephas), a Small Business Investment Company limited partnership, revenue generated by Other Real Estate Owned (OREO), these being properties acquired through foreclosure proceedings, Trust and Investment Center fee income and debit card interchange fee income.

Operating expenses as compared to the second quarter of 2005 were up $595 thousand or 8.9%. This increase was impacted by higher costs associated with OREO, as well as higher compensation expenses, occupancy and data processing costs.

Net interest income for the first six months of 2006 was down $29 thousand or 0.2%, with the net interest margin decreasing 3 basis points to 3.69%. On average earning assets were $5.2 million higher than the first six months of last year, with the average yield increasing 49 basis points to 5.83%. The positive impact of the increase in earning asset volume and yield was offset by a 56 basis point increase in average funding costs.

For reasons noted above, the provision for loan losses was $525 thousand lower than the amount expensed during the first six months of 2005.

Non-interest income for the first half of 2006 increased $765 thousand or 12.4%. As was the case in the second quarter, this increase resulted primarily from increases in service charges, revenue from our equity investment in Cephas, OREO revenue, Trust and Investment Center fee income and debit card interchange fee income.

Similar to second quarter results, a $1.119 million or 8.5% increase in operating expenses compared to the first six months of last year was principally due to higher costs associated with OREO, as well as increases in compensation expenses, data processing and net occupancy costs.

During the second quarter of this year, we opened our second office in Tompkins County at the former Ithaca Station restaurant. We have been very pleased thus far with the results from our expansion into the Tompkins County market, both in terms of new loans and deposits generated. We believe that this expansion provides great potential for the future growth of our company, and are very pleased and excited to be a part of this community."

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.